UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2013

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive
Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On June 6, 2013, NCL (Bahamas) Ltd. (the “Company”), an indirect subsidiary of NCL Corporation Ltd. (“NCLC”), which is in turn a subsidiary of Norwegian Cruise Line Holdings Ltd. (the “Parent”), amended the terms of its existing employment agreement with Kevin Sheehan, the Company’s Chief Executive Officer. The amended agreement is effective as of April 1, 2013 and amends and restates Mr. Sheehan’s existing employment agreement with the Company. The amended agreement has a three-year term commencing April 1, 2013 and automatically renews for additional one-year terms on each of the first and second anniversaries of April 1, 2013, unless either party to the agreement timely objects to any renewal.

The amended agreement reflects the following key changes to the terms of Mr. Sheehan’s employment with the Company:

•	Mr. Sheehan’s annual base salary has been increased to $1,550,000. Mr. Sheehan will also be entitled to a 5% annual increase on each anniversary.

•	Mr. Sheehan received options to purchase 500,000 ordinary shares under the Parent’s 2013 Performance Incentive Plan (the “Parent Equity Plan”), and will also be entitled to receive options to purchase 500,000 ordinary shares (subject to adjustment under the terms of Parent Equity Plan) following each anniversary of April 1, 2013 while employed under the agreement. All of these option grants will have an ordinary term of 10 years and will vest in four equal annual installments on each of the first four anniversaries of the grant date, subject to the executive’s continued employment through each vesting date and accelerated vesting under certain circumstances.

Except as described herein, the material terms of Mr. Sheehan’s amended agreement are the same as those in his existing employment agreement with the Company, which was filed as Exhibit 10.62 to amendment no. 3 to NCLC’s registration statement on Form S-1, filed with the Securities and Exchange Commission on February 11, 2011 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Norwegian Cruise Line Holdings Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 7th day of June, 2013.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Daniel S. Farkas
Daniel S. Farkas Senior Vice President, General Counsel and Secretary